Exhibit 99.1

NASDAQ:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

FOURTH QUARTER AND 2006 RESULTS

Fourth Quarter Revenue increases 80%

Full Year Operating Income increases 72%

NEW YORK, March 22, 2007 - CECO Environmental Corp. (NASDAQ:CECE), a leading provider of industrial ventilation and pollution control systems today announced record fourth quarter and full year results for the period ended December 31, 2006.

Financial highlights for the fourth quarter of 2006 compared to the fourth quarter of 2005 included:

•	Net sales increased $18.5 million or 80% from $23.0 million to $41.5 million;

•	Gross profit increased $2.2 million or 36% from $6.0 million to $8.2 million;

•	Operating income increased 20% from $2.0 million to $2.4 million;

•	Net income increased $1.6 million compared to a loss of $393,000 in Q42005;

•	Earnings per diluted share were $.09 compared to a loss of $0.04 per diluted share.

Financial highlights for the fiscal year ended December 31, 2006 compared to the fiscal year ended December 31, 2005 included:

•	Net sales increased 66% from $81.5 million to $135.4 million;

•	Gross profit increased 42% or $7.1 million from $17.0 to $24.1 million;

•	Operating income increased 72% from $3.5 million to $6.0 million;

•	Net income increased $3.5 million from a loss of $435,000 to $3.1 million;

•	Earnings per diluted share were $.24 compared to a loss of $0.04 per diluted share;

•	Backlog increased more than three-fold to $97.0 million.

Chairman and CEO, Phillip DeZwirek, stated, “We are delighted to have concluded the best year in CECO history. We exceeded our internal targets for the fourth quarter and the year.”

Mr. DeZwirek continued, “These significant achievements are the result of the continued execution of our operating strategy which involves horizontally expanding our scope of products and services through selective acquisitions and the formation of new business units that are then vertically integrated into our growing family of turnkey system providers. Our recent acquisition of Effox, as well as the addition of H.M. White and the formation of CECO Energy Management demonstrate our commitment to our ongoing strategy of becoming the leading turnkey solution provider to the industrial ventilation and pollution control system marketplace. We believe our capabilities are unique and are increasingly gaining recognition in the marketplace. By being a one-stop shop for our customers, we greatly simplify our customers’ experience and provide them access to a broad selection of products and services to meet their needs. We believe this enhances our overall customer relationships and provides a competitive advantage in our markets.”

“Our company is unique in our industry because, while we will always have competition in each part of our business, no one competitor can do all that we can do . . . and the gap is widening.”

Net sales for the fourth quarter, and full year 2006, increased 80% to $41.5 million and 66% to $135.4 million, respectively. The rapid year-over-year growth in net sales was attributable to growth across all of our products and services. Most notably, we experienced a large increase in turnkey system and equipment sales into the rapidly expanding ethanol industry and saw a positive impact from the addition of H.M. White.

“We expect this growth to continue in the future as customers continue to look for a complete one-stop solution provider. Since the end of the year, we have continued to receive strong order flow and have received bookings of over $42.5 million through March 21, 2007”, said Rick Blum, President and Chief Operating Officer.”

Gross profits increased significantly in the fourth quarter and for the full year 2006. Gross profits in the fourth quarter increased 36.2% to $8.2 million and 41.7% for the full year 2006 to $24.1 million. However, the decrease in gross margin as a percent of net sales was primarily the result of a change in product mix related to the significant increase in turnkey system sales. We now have a more diverse family of product and service lines that serve a much broader range of customers with expected margins within those markets that are typically lower than our historical business. Our strategy is to continue to pursue business opportunities that continue to enhance our overall profitability. Going forward we expect fluctuations in gross margin to continue to be driven by our mix of products and services in any given quarter.

Operating income was $2.4 million, or 5.9% of net sales, for the fourth quarter 2006 and $6.0 million, or 4.5% of net sales, for the full year ended 2006. The year over year increases in operating income and operating margin are areas of focus for us. The increase in operating margin is a result of our ability to leverage our current base of fixed operating costs, partially offset by an underperforming project, as previously reported, which eroded our full year 2006 improvement by nearly 1.0%.

“Our fiscal year ended 2006 was very strong and with our robust year-to-date bookings and the addition of Effox in February, which increased our presence in the Power Industry, we anticipate that 2007 will be another strong year of growth for the company”, said Mr. DeZwirek.

CECO will host a conference call on Tuesday, March 27, 2007 at 4:30 p.m. EDT to review its financial results for the fourth quarter and full year 2006. Additional details, including the call in number, will follow in a separate press release.

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its eight subsidiaries — Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum, H. M. White, Inc. and Effox,—CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all-industrial process industries.

For more information on CECO Environmental please visit the company’s website at http://www.cecoenviro.com/

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

CECO Environmental

Condensed Consolidated Statement of Operations

(In thousands, except share and per share data)

(unaudited)

	Three months ended		Twelve months ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Net sales	$41,498	$23,009	$135,359	$81,521
Cost of sales	33,278	16,974	111,261	64,521

Gross Profit	8,220	6,035	24,098	17,000
Selling & Administrative	5,422	3,708	16,822	12,308
Depreciation & amortization	351	291	1,229	1,167

Operating income	2,447	2,036	6,047	3,525
Other income (expense)	109	(703)	812	(900)
Interest (expense)	(440)	(597)	(1,997)	(2,413)

Income (loss) before tax	2,116	736	4,862	212

Income tax expense	915	1,129	1,768	647

Net income (loss)	1,201	(393)	3,094	(435)

Per share data
Net income (loss) per basic share	$.10	$(0.04)	$.27	$(0.04)
Net income (loss) per diluted share	$.09	$(0.04	$.24	$(0.04)

Weighted average shares outstanding
Basic	11,482,997	9,993,260	11,260,459	9,993,260
Diluted	13,173,862	9,993,260	12,890,401	9,993,260

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.